Exhibit 99.1



                                                           Contact:  Maria Brous
                                                                  (863) 680-5339



              Publix Reports First Quarter Results and Stock Price

LAKELAND, Fla., May 1, 2006 -- Publix's sales for the first quarter of 2006 were approximately $5.5 billion, a 7.2 percent increase from last year's $5.1 billion. Comparable-store sales for the first quarter of 2006 increased 5.0 percent. Sales for the first quarter of 2006 excluded approximately $62.0 million of sales or 1.2% due to the later Easter holiday which was in the second quarter of 2006.
         Net earnings for the first quarter were approximately $288.4 million this year, compared to $259.1 million in 2005, an increase of 11.3 percent. Earnings per share were $1.70 for the first quarter of 2006, compared to $1.50 per share for the first quarter of 2005.
         These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock on May 11.
         Based on the most recent appraisal, Publix's stock price increased from $80.50 per share to $88.25 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
         "I'm proud that our Publix associates continue to make us the leader in our industry," Publix CEO Charlie Jenkins Jr. said. "Their efforts and improvements in the stock market have resulted in another increase in our stock price."
         Publix is owned and operated by its 136,000 employees, with 2005 sales of $20.6 billion. Currently Publix has 879 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for nine consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###